Exhibit 99.2

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

AVNET ANNOUNCES PRICING OF SENIOR NOTES
OFFERING SIZE INCREASED FROM $250 MILLION TO $300 MILLION

Phoenix, AZ – September 7, 2006 – Avnet, Inc. (NYSE:AVT) today announced the pricing of its offering of $300 million aggregate principal amount of 6.625% Notes due 2016 in a registered offering. Upon pricing, the offering size was increased from the $250 million aggregate principal amount, which was offered on September 6, 2006. The offering is expected to close on September 12, 2006, subject to customary closing conditions. Avnet intends to use all of the net proceeds to repurchase its outstanding 93/4% Notes due February 15, 2008.

This press release appears as a matter of record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction.

A prospectus relating to this offering may be obtained from Banc of America Securities LLC, Attn: Banc of America Capital Markets (Prospectus Fulfillment) by Email to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities, LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or from JPMorgan Securities Inc., High Grade Syndicate Desk, 270 Park Avenue, 8th Floor, New York, NY 10017, (212) 834-4533

Additional Information
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions.

CONTACT:	Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com